EXHIBIT 3.6

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Filed in the office /s/ Ross Miller Secretary of State State of Nevada	Document Number 20070726693-12 Filing Date and Time 10/24/2007 12:14 PM Entity Number C14403-1995

Certificate of Change Pursuant To NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT                                                                             ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.  Name of corporation:

NextPhase Wireless, Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.  The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 shares of Common Stock, with a par value of $0.001 per share, and
20,000,000 shares of Preferred Stock, with a par value of $0.001 per share.

4.  The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

10,000,000 shares of Common Stock, with a par value of $0.001 per share, and
20,000,000 shares of Preferred Stock, with a par value of $0.001 per share.

5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Every twenty (20) shares of the Company’s issued and outstanding Common as of the effective date of this filing will be reclassified and combined into one (1) whole share of the Company’s Common Stock (“Reverse Split”).

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares of the Company’s Common Stock will be issued in connection with the Reverse Split.  Shareholders who are entitled to a fractional share will received in lieu thereof one (1) whole share of Common Stock as reclassified.

7.  Effective date of filing (optional): 4:00 p.m. EDT on November 2, 2007
(must not be later than 90 days after the certificate is filed)

8.  Officer Signature:  X  /s/ Thomas Hemingway                  Chairman and COO
                                                      Signature                                             Title

IMPORTANT: Failure to include any of the above information and submit the proper fees many cause this filing to be rejected.
This form must be accompanied by appropriate fees.                                     Nevada Secretary of State AM 78.209 2007
    Revised 01/01/2007